Exhibit 10.18

MULTI-YEAR WINE PURCHASE AGREEMENT

This MULTI-YEAR WINE PURCHASE AGREEMENT (the “Agreement”) is made as of February 29, 2024 (the “Effective Date”) between AMASS BRANDS, INC. a Delaware corporation, located at 927 S Santa Fe Ave Los Angeles, CA 90021 (“Seller”) and FULL GASS - LICENSING LLC, a California limited liability company with offices at 700 Crocker Dr Bay 3 & 4, Vacaville, CA, 95688 (“Buyer”).

1.            Product. Seller agrees to manufacture, package and sell, and Buyer agrees to purchase during the term an aggregate 4 million dollars with of inventory or approximately 111,333 Cases of finished wine, labeled and packaged in accordance with Buyer’s labels and packaging (the “Product”) at the price and under the terms and conditions set forth in this Agreement. As used in this Agreement, a “Case” means a 9 liter equivalent case of Product. The parties agree the Product shall be manufactured from the wine identified in Schedule 1 and such additional bulk wines as mutually identified to this Agreement by Buyer and Seller during the Term. The parties shall work in good faith to identify additional California sourced, and or Seller provided international wines to this Agreement to meet Buyer’s purchase obligations hereunder, taking into consideration the Price per case and other relevant factors.

2.            Price. Buyer shall purchase the Product from Seller for the price of $36.00 per Case (the “Price”), The Price is FCA (Incoterms 2020) Seller’s warehouse, as directed by Seller (the “Delivery Location”). Product shall be delivered taxpaid. For avoidance of doubt, the parties acknowledge the Price includes, and Seller is solely responsible for, all costs and expenses relating to manufacturing, packing, crating, boxing, transporting, and loading the Product at the Delivery Location with Buyer’s carrier. If buyer is looking for more premium wines Amass will source these wines as well as use these against the minimum.

3.            Payment. Seller's invoices for Product Delivered to Buyer will be payable within thirty (30) days following the Buyer's receipt of Seller's invoice. Buyer shall make all payments in U.S. Dollars by wire transfer in accordance with the written wire instructions delivered by Seller. Seller shall submit all invoices to: erin@amass.com.

4.            Take-or-Pay Obligation. Seller shall supply and Buyer shall purchase, and take Delivery of, a minimum 23,810 Cases ($1,000,000) (the "Minimum Purchase Obligation") each 6-month period during the term commencing on the day and month of the Effective Date and ending February 28, 2026 (each 6 months a “Purchase Order Period”). If there is an overage in any given period it will be applied to future periods. The Minimum Purchase Obligation is on a take-or-pay basis. If, during any Purchase Order Period, Buyer fails to meet the Minimum Purchase Obligation for such Purchase Order Period, Buyer shall pay Seller, within thirty (30) days after the end of such Purchase Order Period, an amount equal to the difference between the aggregate purchase Price (as defined in Schedule 1) of the Minimum Purchase Obligation per Purchase Order Period and the aggregate Price of the actual purchases made by Buyer during such Purchase Order Period. For purposes of this Agreement, "Purchase Order Period" means.

5.	Forecasting; Ordering Procedure.

5.1.	For planning purposes, Buyer will provide Seller written Product demand forecasts for each SKU on a quarterly basis.

5.2.	Buyer shall issue Purchase Orders at least ninety (90) days in advance from a production run to Seller in electronic form via e-mail to product@amass.com. Each Purchase Order shall include a minimum Product order of 10,000 Cases with a minimum run of 1000 cases per SKU and a minimum of 2500 cases per glass mold/varietal. “Purchase Order” means Buyer's purchase order issued to Seller hereunder, which shall, among other terms the parties may agree to in a Purchase Order, specify the following: (a) the Product to be purchased; (b) the quantity of Product ordered; (c) the proposed delivery date; (d) the Price; and (e) the Delivery Location. Buyer shall only be obligated to purchase from Seller, and Seller shall be obligated to sell to Buyer the aggregate quantity of Product identified in Section 1 subject to the Minimum Purchase Obligation per Purchaser Order Period, which may be ordered by Buyer in one or more successive Purchase Orders during the Term.

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6.            Delivery; Title and Risk of Loss. Seller shall deliver the Product FCA (Incoterms 2020) to the Delivery Location. Seller shall load Product onto Buyer’s transport palletized in 56 Case pallets, unless otherwise determined by Seller. Buyer shall arrange and pay for transport of the Product from the Delivery Location. The parties intend the Product to be delivered in multiple deliveries and shall mutually agree in each Purchase Order on delivery dates and quantities for those deliveries. Title and risk of loss as to each Product load will pass to Buyer at the time Seller loads the Product on the Buyer’s transport (the “Delivery”), but only as to the Cases of Product so delivered.

7.	Term; Termination.

7.1.       Term. The term of this Agreement commences on the Effective Date and continues until the February 28, 2026, unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the "Term").

7.2.       Right to Terminate. Either party may terminate this Agreement, on written Notice to the other party if the other party: (a) repudiates, or threatens to repudiate, any of its obligations under this Agreement; (b) materially breaches, or threatens to breach, any representation, warranty, or covenant of it under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within a commercially reasonable period of time under the circumstances, in no case exceeding thirty (30) days following receipt of written Notice of such breach; (c) fails to, or threatens to fail to, timely deliver the Product conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement; (d) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (e) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (f) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; (g) makes or seeks to make a general assignment for the benefit of its creditors; or (h) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; (i) fails to provide, within a commercial reasonable time after Buyer's request (but in no case exceeding ten (10) days after such request) with adequate and reasonable assurance of financial and operational capability to timely perform obligations under this Agreement; (j) in the event of a Force Majeure Event affecting the Seller's ability to deliver the Product for more than thirty (30) consecutive days.

7.3.       Effect of Termination. The party terminating this Agreement, or in the case of the expiration of this Agreement, each party, shall not be liable to the other party for any damage of any kind (whether direct or indirect) incurred by the other party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either party's rights, remedies, or defenses under this Agreement, at Law, in equity, or otherwise. Seller shall immediately stop using the Intellectual Property; provided, however, if Seller terminated for cause and Buyer fails to acquire the Product from Seller, Buyer grants Seller the right to sell Product bottled and labeled with Buyer’s Intellectual Property until all such finished goods are depleted.

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8.            Product and Packaging Specifications. Seller and Buyer shall work in good faith to mutually approve Product packaging and dry goods that will be procured by Seller; provided if there is any disagreement regarding packaging specifications, Seller shall make the final decision regarding packaging in its reasonable discretion to meet the Product price per Case. Buyer shall have a reasonable period of time, not to be less than Five (5) days following Delivery of the Product to the Delivery Location (“Inspection Period”), to inspect all Product received under this Agreement and to inform Seller, in writing, of Buyer's rejection of any Nonconforming Product. “Nonconforming Product” means any Product received by Buyer from Seller that: (a) does not conform to the Product listed in the applicable Purchase Order; or (b) Buyer reasonably determines that, at no fault of Buyer, do not fully conform to the Product specifications and packaging requirements.

9.            Samples Approval Process. Seller intends to package Product in multiple production runs over the course of the Term. Buyer’s obligation to purchase Product is contingent on Buyer’s sample approval of each Product blend prior to an initial production run for such Product, which such approval shall not be unreasonably withheld. Buyer shall approve Product samples within ten (10) days receipt. Buyer’s silence shall be deemed acceptance of each sample. Seller agrees to coordinate with Buyer to allow Buyer’s representative(s) to be present during press checks for Product packaging and production runs.

10.          COLA. Buyer shall be responsible for providing Seller all Intellectual Property, labels, and information to placed on a label no less than sixty (60) days from proposed production runs. Seller, as bottling winery, shall submit a Certificate of Label Approval (“COLA”) for the Product in accordance with applicable Law. Seller does not warrant and disclaims any liability for rejected or nonconforming COLAs. Seller shall produce, label and package the Product in compliance with the COLA.

11.          Buyer’s Intellectual Property Rights. Buyer grants to Seller a non-exclusive, royalty-free sublicenses of all the Buyer’s intellectual property placed on the Product (the “Intellectual Property”) for the limited purpose of packaging Product bearing the Intellectual Property and delivering the same to Buyer under the terms of this Agreement. Except as explicitly provided in the foregoing sentence, Seller shall not, at any time, use any of Buyer’s Intellectual Property for any purpose.

12.          Seller’s Warranties. Seller warrants that the Product sold hereunder will conform to the specifications and will be free from defects in material and workmanship at the time of Delivery.

13.          LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF PROFIT, LOSS OF BUSINESS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF MARKET SHARE, DAMAGE TO GOODWILL OR REPUTATION OF THE OTHER PARTY, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED OR UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT (INCLUDING BREACH OF WARRANTY OR OTHERWISE), TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE. SELLER’S OBLIGATIONS AND LIABILITY IN THE EVENT OF A BREACH SHALL BE LIMITED TO EITHER THE REPLACEMENT OF THE PRODUCT OR THE LAID-IN COSTS OF THE PRODUCT.

14.          Reciprocal Indemnification. Each party (as "Indemnifying Party") shall indemnify, hold harmless, and defend the other party and its successors and permitted assigns (collectively, "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, that are incurred by Indemnified Party (collectively, "Losses"), relating to any claim of a third party or the Indemnified Party arising out of or occurring in connection with the Products or the Indemnifying Party's negligence, willful misconduct, or material breach of this Agreement. The Indemnifying Party shall not enter into any settlement without the Indemnified Party's prior written consent

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15.          Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party's or its personnel's: negligence or more culpable act or omission (including recklessness or willful misconduct); or bad faith failure to materially comply with any of its obligations set forth in this Agreement.

16.          Compliance with Law. Each party shall at all times materially comply with all Laws applicable to this Agreement and its obligations under this Agreement. On a party’s request the other party shall promptly provide all information necessary to export and import the Product under this Agreement, including without limitation, all ingredients and materials incorporated in the Product. As used in this Agreement, "Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority; "Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization, or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction; and "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority. Without limiting the foregoing, each party shall comply with either the International Labor Organization’s minimum age of employment standards or applicable Law (whichever is higher), and shall not use forced labor.

17.          Confidentiality. Unless compelled to by Law or upon the other party’s express, advance written consent, both parties (including its directors, officers, partners, members, employees, agents, and affiliates): (a) shall keep the contents of this Agreement, the transactions contemplated thereby, and the fact of this Agreement strictly confidential; and (b) shall not reference the other party in any marketing, advertising, or promotional materials nor make any public statement of any kind regarding this Agreement, its contents, and/or the transactions contemplated thereby. The foregoing indemnification obligations shall survive the termination or expiration of this Agreement.

18.          Independent Contractors and Labor. The relationship of the parties under this Agreement is that of vendor and vendee. Nothing herein shall be construed (i) to give either party the power or the authority to create any obligation on behalf of the other or waive any rights of the other or (ii) to create a partnership, joint venture, employment or agency relationship.

19.          Licensing. Each party shall acquire and maintain in force all licenses, permits, or other authorizations necessary under applicable Law or rule to perform its obligations under this Agreement, and shall keep all such licenses, permits, and authorizations current and valid during the term of this Agreement.

20.	Miscellaneous.

20.1.       Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice", and with the correlative meaning "Notify") must be in writing and addressed to the other party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by email (with confirmation of transmission), will satisfy the requirements of this Section 20.1. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

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Notice to Buyer:	Email: Product@amass.com
Attention: Liz Boggs

Notice to Seller:	Email: Gina@fullglass.wine
Attention: Gina Baden

20.2.       Amendment and Waiver. This Agreement may be amended and any right or condition hereunder may be waived only by a writing signed by both parties. A waiver of any right or condition shall be effective only in the specific instance and for the specific purpose for which given.

20.3.       Assignment. Neither party may not assign or transfer this Agreement or any rights hereunder, nor delegate any obligation, without the prior written consent of the other party. Any attempted assignment, transfer, or delegation in violation of this provision is void. This Agreement is binding on and inures to the benefit of the parties to this Agreement and their respective permitted successors and permitted assigns

20.4.       Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to person identified to receive Notice for Seller and Buyer (or to such other person of equivalent or superior position designated in a written Notice), by delivery of written Notice (each, a "Dispute Notice") from either of the parties to the other party. Such persons shall negotiate in good faith to resolve the Dispute. If the parties cannot informally resolve any Dispute within fifteen (15) days after delivery of the applicable Dispute Notice, the Dispute shall be determined by arbitration in Los Angeles County, California, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

20.5.       Choice of Law. This Agreement, including all documents and exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of California.

20.6.       Choice of Forum. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the State of Illinois sitting in Los Angeles County, California, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the courts of the State of California sitting in Los Angeles County, California. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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20.7.       Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such party's (the "Impacted Party") failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, epidemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, Law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; and (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the reasonable control of the Impacted Party. Seller's financial inability to perform, changes in cost or availability of materials, components, or services, market conditions or supplier actions, or contract disputes will not excuse performance by Seller under this Section 20.7. The Impacted Party shall give Notice within three (3) days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay is related to a material obligation to the Agreement and remains uncured for a period of ten (10) consecutive days following written Notice given by it under this Section 20.7, either party may thereafter terminate this Agreement upon five (5) days' written Notice.

20.8.       Attorneys’ Fees. In the event either party incurs attorneys’ fees as a result of a dispute regarding this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs from the other party incurred in connection with that dispute.

20.9.       Severability. If any provision of this Agreement is held by any competent authority to be invalid, void or unenforceable, the balance of the Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by Law.

20.10.       Interpretation. In the event of any uncertainty in the interpretation of this Agreement, such uncertainty shall be resolved without regard to which party caused such uncertainty to exist. All section headings in this Agreement are for convenience of reference only and shall not affect its interpretation or construction.

20.11.       Survival. Subject to the limitations and other provisions of this Agreement the representations and warranties of the parties contained herein shall survive the expiration or earlier termination of this Agreement as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

20.12.       Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized Representative of the party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

20.13.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

20.14.       Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, and representations, written and oral, between the parties with respect to the subject matter hereof. Seller’s obligations hereunder are expressly conditioned upon Buyer’s assent to the terms set forth herein. Buyer understands and expressly acknowledges that no terms contained in a bill of lading, or other document or communication from Buyer that are additional to, or different from, those set forth in this Agreement shall be binding on Seller.

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20.15.       Further Assurances. Upon a party's reasonable request, the other party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Signatures follow on next page

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In witness whereof, this Agreement has been executed by the Seller and Buyer as of the Effective Date first written above.

Seller		Buyer

AMASS BRANDS, INC.		FULL GLASS - LICENSING LLC

Signature:	/s/ Mark Lynn	Signature:	/s/ Louis Amoroso

Name:	Mark Lynn	Name:	Louis Amoroso

Title:	CEO	Title:	CEO

Signature:	/s/ Mark Lynn	Signature:	/s/ Louis Amoroso

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SCHEDULE 1

BULK WINE COMMITTED TO CONTRACT

Varietal / SKU	Gallons	Cases
Pinot Noir	80,000.00	33,333
Cabernet	50,000.00	20,833
Red Blend	77,000.00	32,083
Chardonnay	35,000.00	14,583
Full Glass Requested SKU's	25,200.00	10,500
Total	267,200.00	111,333

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